Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2017

Company to Host Quarterly Conference Call at 4:30 P.M. ET on February 21, 2018

St. Petersburg, FL - February 21, 2018: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the fourth quarter ended December 31, 2017.

($ in thousands, except for per share data)	Three Months Ended			Year Ended
	December 31,			December 31,
	2017	2016	Change	2017	2016	Change
Gross premiums written	$252,440	$167,103	51.1%	$1,040,848	$708,156	47.0%
Gross premiums earned	$274,373	$182,222	50.6%	$986,023	$666,829	47.9%
Net premiums earned	$166,195	$121,161	37.2%	$585,490	$456,931	28.1%
Total revenues	$182,586	$131,433	38.9%	$654,420	$487,117	34.3%
Earnings (loss) before income tax	$27,809	$(17,578)	258.2%	$910	$7,003	(87.0)%
Net income (loss)	$27,001	$(10,517)	356.7%	$10,145	$5,698	78.0%
Net income (loss) per diluted share	$0.63	$(0.49)	228.6%	$0.27	$0.26	3.8%

Reconciliation of net income (loss) to core income (loss):
Plus: Merger expenses	$—	$597	(100.0)%	$6,906	$1,747	295.3%
Plus: Non-cash amortization of intangible assets	$9,839	$2,570	282.8%	$31,199	$9,361	233.3%
Less: Realized gains (losses) on investment portfolio	$621	$69	800.0%	$67	$547	(87.8)%
Less: Net tax impact	$3,227	$1,084	197.7%	$13,314	$3,697	260.1%
Core income (loss)(1)	$32,992	$(8,503)	488.0%	$34,869	$12,562	177.6%
Core income (loss) per diluted share(1)	$0.77	$(0.39)	297.4%	$0.93	$0.58	60.3%

Book value per share				$12.56	$11.15	12.6%
(1) Core income and core income per diluted share, measures that are not based on GAAP, are reconciled above to net income and net income per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

"Our team produced a very strong ending to an eventful year," said John Forney, President & CEO of UPC Insurance. "Earnings for the quarter were the largest in Company history, and all our businesses had excellent momentum as we entered 2018. We are working hard to build on that momentum during the rest of the year."

Return on Equity and Core Return on Equity

Return on Equity is a ratio the Company calculates by dividing the net income for the most recent twelve months by the average stockholder's equity for the most recent twelve months. Core Return on Equity (see calculation below) is a ratio calculated using non-GAAP measures. It is calculated by dividing the core income for the most recent twelve months by the average stockholders’ equity for the most recent twelve months. Core income is an after-tax non-GAAP measure that is calculated by excluding from net income the effect of non-cash amortization of intangible assets, special items such as merger-related professional fees, and realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income, core income per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income, core income per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The table above reconciles core income to net income, the most directly comparable GAAP measure.

($ in thousands)	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income (loss)	$27,001	$(10,517)	$10,145	$5,698
Return on equity based on GAAP net income (loss) (1)	23.9%	(16.8)%	2.2%	2.4%

Core income (loss)	$32,992	$(8,503)	$34,869	$12,562
Core return on equity (1)	29.2%	(13.6)%	7.7%	5.0%
(1) Return on equity for the three months ended December 31, 2017 is calculated on an annualized basis.

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2017	2016	Change		2017	2016	Change
Loss ratio, net(1)	43.4%	81.5%	(38.1	) pts	62.4%	65.3%	(2.9	) pts
Expense ratio, net(2)	49.2%	41.2%	8.0	pts	48.7%	39.6%	9.1	pts
Combined ratio (CR)(3)	92.6%	122.7%	(30.1	) pts	111.1%	104.9%	6.2	pts
Effect of current year catastrophe losses on CR	0.8%	26.4%	(25.6	) pts	19.8%	12.2%	7.6	pts
Effect of prior year unfavorable (favorable) development on CR	0.1%	6.1%	(6.0	) pts	(0.4)%	3.7%	(4.1	) pts
Effect of ceding commission income on CR	4.2%	3.4%	0.8	pts	6.3%	1.5%	4.8	pts
Underlying combined ratio(4)(5)	87.5%	86.8%	0.7	pts	85.4%	87.5%	(2.1	) pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE) relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in "Definitions of Non-GAAP Measures" section, below.
(5) Included in both the expense ratio and the combined ratio are $9.8 million and $38.1 million for the three and twelve months ended December 31, 2017, respectively, and $3.2 million and $11.1 million for the three and twelve months ended December 31, 2016, respectively, of merger professional fees and amortization expense predominately associated with the AmCo Holding Company (AmCo) and Interboro Insurance Company mergers. Excluding these additional expenses, the Company would have reported underlying combined ratios of 81.6% and 78.9% for the three and twelve months ended December 31, 2017, respectively, and 84.2% and 85.1% for the three and twelve months ended December 31, 2016, respectively.

Quarterly Financial Results

Net income for the fourth quarter of 2017 was $27.0 million, or $0.63 per diluted share, compared to net loss of $10.5 million, or a $0.49 loss per diluted share for the fourth quarter of 2016. The increase in net income was primarily due to the increase in gross premiums earned and improvement in the Company's underlying loss ratio for the fourth quarter of 2017 compared to the fourth quarter of 2016.

The Company's total gross written premium increased by $85.3 million, or 51.1%, to $252.4 million for the fourth quarter of 2017 from $167.1 million for the fourth quarter of 2016, primarily reflecting the Company's merger with AmCo on April 3, 2017, as well as organic growth in new and renewal business generated in all regions. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended December 31,
	2017	2016	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$135,388	$68,697	$66,691	97.1%
Gulf	45,835	40,582	5,253	12.9
Northeast	38,871	35,351	3,520	10.0
Southeast	22,042	20,231	1,811	9.0
Total direct written premium by region	242,136	164,861	77,275	46.9%
Assumed premium (2)	10,304	2,242	8,062	359.6
Total gross written premium by region	$252,440	$167,103	$85,337	51.1%

Gross Written Premium by Line of Business
Personal property	$181,123	$160,399	$20,724	12.9%
Commercial property	71,317	6,704	64,613	963.8
Total gross written premium by line of business	$252,440	$167,103	$85,337	51.1%
(1) "Gulf" is comprised of Hawaii, Louisiana and Texas; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2017 includes commercial property business assumed from an unaffiliated insurer and the Texas Windstorm Insurance Association (TWIA) and 2016 premium assumed includes homeowners' business from Citizens Property Insurance Corporation (Citizens) and TWIA.

Loss and LAE decreased by $26.6 million, or 26.9%, to $72.1 million for the fourth quarter of 2017 from $98.7 million for the fourth quarter of 2016. Loss and LAE expense as a percentage of net earned premiums decreased 38.1 points to 43.4% for the quarter, compared to 81.5% for the same period last year. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the fourth quarter of 2017 would have been 25.7%, a decrease of 6.9 points from 32.6% during the fourth quarter of 2016.

Policy acquisition costs increased by $16.6 million, or 49.4%, to $50.1 million for the fourth quarter of 2017 from $33.6 million for the fourth quarter of 2016. The primary driver of the increase in costs was the result of the managing general agent fees related to AmCo commercial premiums. The remaining change was the result of policy acquisition costs varying directly with changes in gross premiums earned and were generally consistent with the Company's growth in premium production and higher average market commission rates outside of Florida.

Operating and underwriting expenses increased by $3.5 million, or 66.5%, to $8.7 million for the fourth quarter of 2017 from $5.2 million for the fourth quarter of 2016, primarily due to increased costs related to the Company's ongoing growth, incurred expenses related to software improvements and costs related to the increase in underwriting reports.

General and administrative expenses increased by $11.7 million, or 104.8%, to $22.9 million for the fourth quarter of 2017 from $11.2 million for the fourth quarter of 2016, primarily due to amortization costs related to the merger with AmCo.

Year to Date Financial Results

Net income for the year ended December 31, 2017 was $10.1 million, or $0.27 per diluted share, compared to net income of $5.7 million, or $0.26 per diluted share for the year ended December 31, 2016. The increase in net income was primarily due to an increase in gross premiums earned and improvement in the Company's underlying loss ratio.

The Company's total gross written premium increased by $332.7 million, or 47.0%, to $1.0 billion for the year ended December 31, 2017 from $708.2 million for the year ended December 31, 2016, primarily reflecting the Company's merger with AmCo on April 3, 2017, as well as organic growth in new and renewal business generated in the Company's Gulf and Northeast regions. The breakdown of the year-over-year changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Year Ended December 31,
	2017	2016	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$540,796	$336,591	$204,205	60.7%
Gulf	201,475	160,520	40,955	25.5
Northeast	154,502	123,964	30,538	24.6
Southeast	92,753	87,176	5,577	6.4
Total direct written premium by region	989,526	708,251	281,275	39.7%
Assumed premium (2)	51,322	(95)	51,417	54,123.2
Total gross written premium by region	$1,040,848	$708,156	$332,692	47.0%

Gross Written Premium by Line of Business
Personal property	$799,097	$685,402	$113,695	16.6%
Commercial property	241,751	22,754	218,997	962.5
Total gross written premium by line of business	$1,040,848	$708,156	$332,692	47.0%
(1) "Gulf" is comprised of Hawaii, Louisiana and Texas; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2017 includes commercial property business assumed from an unaffiliated insurer and TWIA and 2016 premium assumed includes homeowners' business from Citizens and TWIA.

Loss and LAE increased by $67.2 million, or 22.5%, to $365.5 million for the year ended December 31, 2017 from $298.4 million for the year ended December 31, 2016. Loss and LAE expense as a percentage of net earned premiums decreased 2.9 points to 62.4% for the year ended December 31, 2017, compared to 65.3% for the year ended December 31, 2016. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the year would have been 25.5%, a decrease of 8.3 points from 33.8% during the year ended December 31, 2016.

During the third quarter of 2017, the Company's catastrophe losses included claims from Hurricane Harvey, which made landfall as a category 4 storm in Texas, and Hurricane Irma, which was also a category 4 storm making landfall in Florida. The Company's catastrophe excess of loss and quota share reinsurance limited retained losses to $83.0 million.

Policy acquisition costs increased by $57.8 million, or 49.1%, to $175.4 million for the year ended December 31, 2017 from $117.7 million for the year ended December 31, 2016. The primary driver of the increase in costs was the result of the managing general agent fees paid to AmRisc in relation to AmCo commercial premium. The remaining change was the result of policy acquisition costs varying directly with changes in gross premiums earned and were generally consistent with the Company's growth in premium production and higher average market commission rates outside of Florida.

Operating and underwriting expenses increased by $7.2 million, or 34.8%, to $27.7 million for the year ended December 31, 2017 from $20.5 million for the year ended December 31, 2016, primarily due to increased costs related to the Company's ongoing growth, incurred expenses related to software improvements and costs related to the increase in underwriting reports.

General and administrative expenses increased by $38.8 million, or 90.3%, to $81.8 million for the year ended December 31, 2017 from $43.0 million for the year ended December 31, 2016, primarily due to amortization costs related to the merger with AmCo.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2017	2016	Change		2017	2016	Change
Loss and LAE	$72,137	$98,738	$(26,601)		$365,535	$298,353	$67,182
% of Gross earned premiums	26.3%	54.2%	(27.9	) pts	37.1%	44.7%	(7.6	) pts
% of Net earned premiums	43.4%	81.5%	(38.1	) pts	62.4%	65.3%	(2.9	) pts
Less:
Current year catastrophe losses	$1,399	$31,957	$(30,558)		$116,424	$55,842	$60,582
Prior year reserve unfavorable (favorable) development	206	7,403	(7,197)		(2,613)	16,988	(19,601)
Underlying Loss and LAE (1)	$70,532	$59,378	$11,154		$251,724	$225,523	$26,201
% of Gross earned premiums	25.7%	32.6%	(6.9	) pts	25.5%	33.8%	(8.3	) pts
% of Net earned premiums	42.4%	49.0%	(6.6	) pts	43.0%	49.4%	(6.4	) pts
(1) Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found is in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratio and underlying expense ratios are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2017	2016	Change		2017	2016	Change
Policy acquisition costs	$50,142	$33,572	$16,570		$175,444	$117,658	$57,786
Operating and underwriting	8,655	5,198	3,457		27,675	20,524	7,151
General and administrative	22,937	11,197	11,740		81,762	42,956	38,806
Total Operating Expenses	$81,734	$49,967	$31,767		$284,881	$181,138	$103,743
% of Gross earned premiums	29.8%	27.4%	2.4	pts	28.9%	27.2%	1.7	pts
% of Net earned premiums	49.2%	41.2%	8.0	pts	48.7%	39.6%	9.1	pts
Less:
Ceding commission income	$6,990	$4,086	$2,904		$37,175	$6,882	$30,293
Merger expenses and amortization	9,839	3,167	6,672		38,104	11,108	26,996
Underlying Expense (1)	$64,905	$42,714	$22,191		$209,602	$163,148	$46,454
% of Gross earned premiums	23.7%	23.4%	0.3	pts	21.3%	24.5%	(3.2	) pts
% of Net earned premiums	39.1%	35.3%	3.8	pts	35.8%	35.7%	0.1	pts
(1) Underlying Expense is a non-GAAP financial measure and is reconciled above to total operating expenses, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

UPC Insurance experienced favorable reserve development in the current year and its historical impact on the Company's net loss and net underlying loss ratios is outlined in the following table.

	Historical Reserve Development
($ in thousands, except ratios)	2013	2014	2015	2016	2017
Prior year reserve development (unfavorable)	$(4,078)	$4,037	$2,368	$(16,988)	$2,613
Development as a % of earnings before interest and taxes	11.7%	6.2%	5.7%	219.9%	62.9%
Consolidated net loss ratio (LR)	50.0%	44.6%	54.5%	65.3%	62.4%
Prior year reserve unfavorable (favorable) development on LR	2.1%	(1.5)%	(0.7)%	3.7%	(0.4)%
Current year catastrophe losses on LR	1.8%	0.3%	8.5%	12.2%	19.8%
Underlying net loss ratio(1)	46.1%	45.8%	46.7%	49.4%	43.0%
(1) Underlying Net Loss Ratio is a non-GAAP measure and is reconciled above to the Consolidated Net Loss Ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Reinsurance Costs as a % of Earned Premium

Excluding the Company's flood business, for which it cedes 100% of the risk of loss, reinsurance costs in the fourth quarter of 2017 were 37.6% of gross premiums earned, compared to 30.8% of gross premiums earned for the fourth quarter of 2016. The increase in this ratio was driven primarily by the Company's quota share reinsurance program, which was in effect for two months in the fourth quarter of 2017 but for only one month during the fourth quarter of 2016. If not for the effects of the quota share reinsurance program, the Company's reinsurance costs as a percent of earned premium would have decreased by 4.1 points during the quarter.

Investment Portfolio Highlights

The Company's cash and investment holdings totaled $1.1 billion at December 31, 2017 compared to $679.3 million at December 31, 2016. UPC Insurance's cash and investment holdings consist of investments in U.S. Government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 76.9% of total investments at December 31, 2017 with a modified duration of 3.9 years compared to 85.3% at December 31, 2016 with a modified duration of 3.7 years.

Book Value Analysis

Book value per share increased 12.6% from $11.15 at December 31, 2016, to $12.56 at December 31, 2017, and underlying book value per share increased 11.2% from $11.11 at December 31, 2016 to $12.35 at December 31, 2017. An increase in the Company's retained earnings, along with an increase in paid in capital as a result of the AmCo merger, drove the increase in our book value per share and underlying book value per share. The increase in accumulated other comprehensive income, as shown in the table below, also impacted our underlying book value per share.

($ in thousands, except for per share data)	December 31,	December 31,
	2017	2016
Book Value per Share
Numerator:
Common stockholders' equity	$537,125	$241,327
Denominator:
Total Shares Outstanding	42,753,054	21,646,614
Book Value Per Common Share	$12.56	$11.15

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity	$537,125	$241,327
Accumulated other comprehensive income	9,221	822
Stockholders' Equity, excluding AOCI	$527,904	$240,505
Denominator:
Total Shares Outstanding	42,753,054	21,646,614
Underlying Book Value Per Common Share(1)	$12.35	$11.11
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses, prior year reserve development and ceding commission income earned (underlying combined ratio) is a non-GAAP ratio, which is computed by subtracting the effect of current year catastrophe losses, prior year development, and ceding commission income earned related to the Company's quota share reinsurance agreement from the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to reveal the trends in the Company's business that may be obscured by current year catastrophe losses, losses from lines in run-off, prior year development, and ceding commission income earned. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. Ceding commission income compensates the Company for expenses it incurs in generating the premium ceded under the Company's quota share reinsurance agreement. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net Loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from Loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of the Company's business.

Operating Expenses excluding the effects of ceding commission income earned, merger expenses, and amortization of intangible assets (underlying expense) is a non-GAAP measure which is computed by subtracting ceding income earned related to the Company's quota share reinsurance agreement, merger expenses and amortization of intangibles. Ceding commission income compensates the Company for expenses it incurs in generating the premium ceded under the Company's quota share reinsurance agreement. Merger expenses are directly related to past mergers and are not reflective of current period operating performance. Similarly, amortization expense is related to the amortization of intangible assets acquired through mergers and therefore the expense does not arise through normal operations. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most direct comparable GAAP measure is operating expenses. The underlying expense measure should not be considered a substitute for the expense ratio and does not reflect the overall profitability of the Company's business.

Net Income excluding the effects of merger expenses, non-cash amortization of intangible assets and realized gains (losses), net of tax (core income) is a non-GAAP measure which is computed by adding merger expenses, net of tax, and amortization, net of tax, to net income and subtracting realized gains (losses) on our investment portfolio net of tax, from net income. Merger expenses are directly related to past mergers and are not reflective of current period operating performance. Similarly, amortization expense is related to the amortization of intangible assets acquired through merger and therefore the expense does not arise through normal operations. Investment portfolio gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most direct comparable GAAP measure is net income. The core income measure should not be considered a substitute for net income and does not reflect the overall profitability of the Company's business.

Conference Call Details

Date and Time:    February 21, 2018 - 4:30 P.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q4-2017

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries through a variety of distribution channels. The Company currently writes policies in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire, and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims. UPC Insurance is a company committed to financial stability and solvency.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans and are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative variations thereof or comparable terminology. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statement.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
SEC Reporting Manager		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
REVENUE:
Gross premiums written	$252,440	$167,103	$1,040,848	$708,156
Decrease (increase) in gross unearned premiums	21,933	15,119	(54,825)	(41,327)
Gross premiums earned	274,373	182,222	986,023	666,829
Ceded premiums earned	(108,178)	(61,061)	(400,533)	(209,898)
Net premiums earned	166,195	121,161	585,490	456,931
Investment income	5,323	2,893	17,812	10,679
Net realized gains	621	69	67	547
Other revenue	10,447	7,310	51,051	18,960
Total revenues	$182,586	$131,433	$654,420	$487,117
EXPENSES:
Losses and loss adjustment expenses	72,137	98,738	365,535	298,353
Policy acquisition costs	50,142	33,572	175,444	117,658
Operating expenses	8,655	5,198	27,675	20,524
General and administrative expenses	22,937	11,197	81,762	42,956
Interest expense	965	326	3,247	723
Total expenses	154,836	149,031	653,663	480,214
Income (loss) before other income	27,750	(17,598)	757	6,903
Other income	59	20	153	100
Income (loss) before income taxes	27,809	(17,578)	910	7,003
Provision (benefit) for income taxes	808	(7,061)	(9,235)	1,305
Net income (loss)	$27,001	$(10,517)	$10,145	$5,698
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	138	(10,934)	10,647	(629)
Reclassification adjustment for net realized investment gains	(621)	(69)	(67)	(547)
Income tax benefit (expense) related to items of other comprehensive income	2,026	4,154	(2,181)	378
Total comprehensive income (loss)	$28,544	$(17,366)	$18,544	$4,900

Weighted average shares outstanding
Basic	42,526,045	21,449,910	37,152,768	21,417,486
Diluted	42,753,303	21,645,141	37,375,340	21,614,443

Earnings per share
Basic	$0.63	$(0.49)	$0.27	$0.27
Diluted	$0.63	$(0.49)	$0.27	$0.26

Dividends declared per share	$0.06	$0.06	$0.24	$0.23

Consolidated Balance Sheets
In thousands, except share amounts

	December 31, 2017	December 31, 2016
ASSETS
Investments available for sale, at fair value:
Fixed maturities	$762,855	$494,516
Equity securities	63,295	28,398
Other investments	28,381	5,733
Short-term investments	137,115	50,785
Total investments	$991,646	$579,432
Cash	139,160	99,903
Accrued investment income	5,577	3,735
Property and equipment, net	17,291	17,860
Premiums receivable, net	75,275	38,883
Reinsurance recoverable on paid and unpaid losses	395,774	24,028
Prepaid reinsurance premiums	201,904	132,564
Goodwill	73,045	14,254
Deferred policy acquisition costs	103,882	65,473
Intangible assets	45,271	12,371
Other assets	11,096	11,183
Total Assets	$2,059,921	$999,686
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$482,232	$140,855
Unearned premiums	555,873	372,223
Reinsurance payable	149,117	99,891
Payments outstanding	41,786	21,933
Accounts payable and accrued expenses	46,594	26,124
Other liabilities	85,830	43,158
Notes payable	161,364	54,175
Total Liabilities	$1,522,796	$758,359
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 42,965,137 and 21,858,697 issued; 42,753,054 and 21,646,614 outstanding, respectively	4	2
Additional paid-in capital	387,145	99,353
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	9,221	822
Retained earnings	141,186	141,581
Total Stockholders' Equity	$537,125	$241,327
Total Liabilities and Stockholders' Equity	$2,059,921	$999,686